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                                                                     EXHIBIT 3.3


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               BELL SPORTS, INC.
                            A California corporation


                                       I

          The name of this corporation is BELL SPORTS, INC.

                                       II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

          This corporation is authorized to issue only one class of shares of stock of $0.01 par value per share; and the total number of shares which the corporation is authorized to issue is ten million (10,000,000).

                                       IV

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law, as amended from time to time.

                                       V

          The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, as amended from time to time, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code, as amended from time to time.
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                                       VI

          This corporation elects to be governed by all of the provisions of the California General Corporations Law of 1977 not otherwise applicable to it under Chapter 23 thereof.